UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 5, 2023

QHSLab, Inc.

(Exact Name of Registrant as Specified in its Charter)

0-19041

(Commission File No.)

Nevada	30-1104301
(State of Incorporation)	(I.R.S. Employer Identification No.)

901 Northpoint Parkway Suite 302 West Palm Beach FL 33407	33407
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (929) 379-6503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	USAQ	N/A

Item 1.01 Entry into Material Definitive Agreement

On August 10, 2021, QHSLab, Inc. (the ‘Company”) entered into a Securities Purchase Agreement with Mercer Street Global Opportunity Fund (“Buyer”), pursuant to which it issued to Buyer the Company’s Original Issue Discount Secured Convertible Promissory Note in the principal amount of $806,000 (the “Note”). The principal amount of the Note, together with all interest accrued thereon was initially convertible into shares of common stock of the Company at a conversion price of $0.65 per share. In July 2022, the Company and the Buyer entered into a Securities Purchase Agreement pursuant to which the Company issued to Buyer the Company’s Original Issue Discount Secured Convertible Promissory Note in the principal amount of $440,000 (the “Second Note,” collectively with the Note, the “Notes”). The principal amount of the Second Note, together with all interest accrued thereon is convertible into shares of common stock of the Company at a conversion price of $0.20 per share. Pursuant to the anti-dilution provisions of the Note, the price at which the principal amount and interest accrued on the Note can be converted into shares of common stock of the Company was automatically reduced to $0.20 per share.

On October 5, 2023, at the request of the Holder, the Company agreed to reduce the conversion price with respect to $10,500 of the amounts payable pursuant to the Note to two and one-half ($0.025) cents per share. The balance of the amounts payable pursuant to the Note and the Second Note remain convertible into shares of common stock of the Company at a price of twenty ($0.20) cents per share. The Company is currently in default of its obligations under the Note and the Second Note and there can be no assurance as to whether the Holder may seek to exercise its rights under the Notes or seek further concessions from the Company, including a reduction in the conversion price of additional amounts due under the Notes.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 6, 2023

QHSLab, Inc.

/s/ Troy Grogan
Name:	Troy Grogan
Title:	CEO and Chairman